Exhibit 10.14

RAYONIER ADVANCED MATERIALS INC.

NON-EQUITY INCENTIVE PLAN

1.	Purpose

The Rayonier Advanced Materials Inc. Non-Equity Incentive Plan is the vehicle through which the Compensation and Management Development Committee of the Rayonier Advanced Materials Board of Directors will make cash incentive awards to key personnel, referred to as Designated Employees, that have an impact on the Company’s, or its Affiliates, achievement of annual or other short-term Performance Objectives, as determined by the Committee or established at its direction, from time to time. The Plan is effected through one or more Bonus Programs adopted periodically by the Committee and made effective for designated Performance Periods or until such time as the particular Bonus Program is modified or terminated.

2.	Definitions

For purposes of the Plan, the following terms have the indicated definitions. Terms not defined in the Plan have the same meaning as under the Rayonier Advanced Materials Inc. Incentive Stock Plan.

(a) “Affiliate” means, with respect to the Company, any person that, directly or indirectly, is controlled by the Company. For purposes of this definition, the term “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Beneficiary” means the estate of a Designated Employee or such other beneficiary or beneficiaries lawfully designated pursuant to Section 6(h) to receive the amount, if any, payable under the Plan upon the death of a Designated Employee.

(c) “Board” means the Board of Directors of the Company.

(d) “Bonus Award” means the right of a Designated Employee to receive a cash payment pursuant to a Bonus Program under the Plan following the completion of a Performance Period based upon achievement of individual, group or Company Performance Objectives in respect of one or more Performance Goals during the Performance Period and with respect to Designated Employees who are not Covered Executive, based on such other measures as the Committee determines appropriate in respect of the Performance Period. The Bonus Award shall become payable to the extent the Performance Objectives established by, or pursuant to the instructions of, the Committee are satisfied as determined by the Committee in accordance with the rules applicable to the Bonus Program.

(e) “Bonus Program” means the particular terms applicable to Bonus Awards for a Performance Period as determined by the Committee not later than the Outside Rules Date.

(f) “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended and the applicable regulations thereunder. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.)

(g) “Committee” means the Compensation and Management Development Committee of the Board or such other committee of the Board assigned by the Board to administer the Plan.

(h) “Company” means Rayonier Advanced Materials Inc., a Delaware corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

(i) “Covered Executive” means a Designated Employee whose compensation is required to be reported to shareholders in the Company’s proxy statement in respect of any year to the extent that the deduction for amounts payable to such Designated Employee in respect of such year are subject to the Section 162(m) Rules or who is otherwise so designated by the Committee or under rules established by the Committee.

(j) “Designated Employees” means with respect to any applicable Performance Period, the Covered Executives and other employees of the Company or any Affiliate designated by the Committee as eligible to receive Bonus Awards for a particular Bonus Program, which designation may be made by reference to salary grade or otherwise, and which designation in the case of a Covered Executive shall be made prior to the Outside Rules Date.

(k) “Outside Rules Date” means the date that is not later than the earlier of (i) the date that is 90 days after the commencement of the Performance Period and (ii) the day prior to the date on which 25% of the Performance Period has elapsed, or such other date by which the related action must be taken in accordance with the Section 162(m) Rules in respect of a Covered Executive.

(l) “Performance Goals” means the performance goals established by the Committee in connection with a Bonus Program. In the case of Bonus Awards for Covered Executives and other Designated Employees, such goals shall be based on or expressed in terms of one or more of the following business criteria: (i) net income, (ii) earnings per share, (iii) operating income, (iv) operating cash flow, (v) earnings before income taxes and depreciation, (vi) earnings before interest, taxes, depreciation and amortization, (vii) operating margins (viii) reductions in operating expenses, (ix) sales or return on sales, (x) total stockholder return, (xi) return on equity, (xii) return on total capital, (xiii) return on invested capital, (xiv) return on assets, (xv) economic value added, (xvi) cost reductions and savings, (xvii) increase in surplus, (xviii) productivity improvements, and (xix) cash available for distribution, and, in the case of Designated Employees other than Covered Executives, may include (xx) an executive’s attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long term business goals. A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Committee, the Performance Goals will be determined using GAAP consistently applied during a Performance Period by no later than the Outside Rules Date.

(m) “Performance Objective” means the level or levels of performance required to be attained with respect to specified Performance Goals in order that a Designated Employee shall become entitled to specified rights in connection with a Bonus Award. The level or levels of performance specified with respect to a Performance Goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more peer companies or an index covering multiple companies, or otherwise as the Committee may determine.

(n) “Performance Period” means a Plan Year or any other period designated by the Committee with respect to which Bonus Awards are granted under the applicable Bonus Program.

(o) “Plan” means this Rayonier Advanced Materials Inc. Non-Equity Incentive Plan, as it may be amended from time to time, and any successor hereto.

(p) “Plan Year” shall mean the calendar year or, if different and so designated by the Committee, the fiscal year of the Company.

(q) “Section 162(m) Rules” means the provisions of Section 162(m) of the Code, or any successor thereto, the Treasury regulations promulgated thereunder and any applicable guidance issued in respect thereof.

(r) “Section 409A Rules” means the provisions of Section 409A of the Code, or any successor thereto, the Treasury regulations promulgated thereunder and any applicable guidance issued in respect thereof.

(s) “Stock Plan” means the Rayonier Advanced Materials Inc. Incentive Stock Plan, as amended from time to time.

(t) “Target Award” means with respect to a Designated Employee, the amount, which may be expressed as the percentage of the Designated Employee’s base salary as in effect on the last day of a Plan Year (or if the Performance Period shall include more than one Plan Year, then unless the Committee shall have established otherwise, as in effect on the last day of each Plan Year within such Performance Period applied separately to each such year) or such other amount as may be designated by the Committee for the Designated Employee pursuant to the Bonus Program applicable to the Performance Period.

3.	Administration of the Plan

(a) Administration. The Plan shall be administered by the Committee. The Committee shall have the power to do all things necessary or convenient to effect the intent and purposes of the Plan consistent with the provisions hereof, including without limitation, the power to:

(i) determine the terms and conditions of each Bonus Program under the Plan, including the Performance Goals and Performance Objectives thereunder;

(ii) select those employees of the Company or any Affiliate who shall be Designated Employees to whom Bonus Awards shall be granted pursuant to a Bonus Program under the Plan;

(iii) determine the amount to be paid pursuant to each Bonus Award;

(iv) determine whether and the extent to which the conditions to the payment of a Bonus Award have been satisfied;

(v) provide rules and regulations from time to time for the management, operation and administration of the Plan and the Bonus Programs;

(vi) construe the Plan and the Bonus Programs, which construction shall be final and conclusive upon all parties; and

(vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan and any Bonus Programs in such manner and to such extent as it shall deem expedient.

The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan and any Bonus Programs shall be determined by the Committee in its discretion, and all such determinations shall be final and binding.

(b) Delegation of Authority. The Committee may delegate to an officer of the Company, or a committee of two or more officers of the Company, discretion under the Plan or any Bonus Program, to grant, amend, interpret and administer Bonus Awards with respect to any Designated Employee other than a Covered Executive.

4.	Eligibility

Awards may be granted only to employees of the Company and its Affiliates, as determined by the Committee and who are identified as Designated Employees with respect to a Bonus Program. No Awards shall be granted to an individual who is not an employee of the Company or any of its Affiliates. No employee shall, at any time, have a right to become a Designated Employee in the Bonus Program for any Performance Period, for any reason, including notwithstanding the individual’s having previously participated in the Bonus Program.

5.	Procedures Applicable to Bonus Programs and Bonus Awards

(a) Bonus Programs. The Committee shall determine the scope of the Bonus Program for a particular Performance Period and, pursuant thereto, the Committee is authorized to grant Bonus Awards. For each Bonus Program, the Committee shall, in accordance with the terms of the Plan and prior to the Outside Rules Date, set or determine the following:

(i) Identify Designated Employees. The Committee shall determine the Designated Employees, or the class of Designated Employees, who will participate in the Bonus Program for the particular Performance Period.

(ii) Identify Performance Goals and Establish Performance Objectives. The Committee shall identify the Performance Goals and the parameters of the Performance

Objectives to be applied for the Performance Period, including any applicable weightings to be given in respect of the Performance Goals for each Designated Employee or class of Designated Employees, and in this connection the Committee may:

(1) establish the Performance Objectives as consisting of one or more levels of performance with respect to a given Performance Goal;

(2) cause the Performance Objectives to differ for Bonus Awards among different Designated Employees;

(3) provide that more than one Performance Goal is incorporated in a Performance Objective, in which case achievement with respect to each Performance Goal may be assessed individually or in combination with each other; and

(4) establish a matrix setting forth the relationship between performance on two or more Performance Goals and allocate the amount of a Bonus Award among Performance Goals.

(iii) Set Target Awards. The Committee shall establish a Target Award for the Performance Period for each Designated Employee or class of Designated Employees in the Bonus Program, including for each Covered Executive.

(iv) Set Discretionary Variation Percentages. In the case of Designated Employees who are not Covered Executives, the Committee shall establish the percentage by which individual Bonus Awards may be increased or decreased based upon the Designated Employee’s performance against identified individual objectives established for such Designated Employee or class of Designated Employees.

(b) Duration of the Performance Periods. The Committee shall establish the duration of each Performance Period at the time that it sets the Performance Objectives for the Bonus Program applicable to that Performance Period. The Committee shall be authorized to permit overlapping or consecutive Performance Periods.

(c) Bonus Awards. The following terms shall apply to Bonus Awards generally under any Bonus Program:

(i) Conditional Right. Bonus Awards shall represent the conditional right of a Designated Employee to receive cash, based upon achievement of one or more pre-established Performance Objectives during a Performance Period. Bonus Awards shall be subject to such conditions, including deferral of settlement, risks of forfeiture and other terms and conditions as shall be specified by the Committee.

(ii) Non-Uniformity of Awards. The provisions of Bonus Awards need not be the same with respect to each Designated Employee.

(iii) Bonus Pools. In the Committee’s discretion, Bonus Awards may take the form of a percentage of a bonus pool the magnitude of which shall be determined in a manner consistent with the determination of individual Bonus Awards based on individual Performance Objectives for all of the members in the pool, with the time period for establishing the magnitude of the pool and the fixing of the applicable percentage available to any individual, which shall be determined in accordance with the requirements of the Section 162(m) Rules with respect to the individuals eligible to receive Bonus Awards from the pool to the extent applicable to such individuals.

(iv) Time of Payment. Except as otherwise determined by the Committee, any amounts payable in respect of Bonus Awards for a Performance Period will generally be paid as soon as practicable at the end of the Performance Period and not later than March 15th of the year following the Performance Period or at such other time as to allow the payment to be a “short term deferral” or otherwise not subject to Section 409A of the Code, as determined under the Section 409A Rules; provided that, the payment of a Bonus Award to a Covered Executive shall not be made prior to the certification required by Section 5(e)(ii), below.

(v) Deferral of Payment. Subject to such terms, conditions and administrative guidelines as the Committee shall specify from time to time, a Designated Employee shall have the right to elect to defer receipt of part or all of any payment due with respect to a Bonus Award.

(d) Adjustments to Bonus Awards and Performance Objectives.

(i) The Committee is authorized at any time during or after a Performance Period to reduce or eliminate the Bonus Award of any Designated Employee for any reason, including, without limitation, changes in the position or duties of any Designated Employee with the Company or an Affiliate during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise.

(ii) To the extent necessary to preserve the intended economic effects of the Plan to the Company and the Designated Employees, the Committee shall adjust Performance Objectives, the Bonus Awards or both to take into account: (A) a change in corporate capitalization, (B) a corporate transaction, such as any merger of the Company or any subsidiary into another corporation, any consolidation of the Company or any subsidiary into another corporation, any separation of the Company or any subsidiary (including a spin-off or the distribution of stock or property of the Company or any subsidiary), any reorganization of the Company or any subsidiary or a large, special and non-recurring dividend paid or distributed by the Company (whether or not such reorganization comes within the definition of Section 368 of the Code), (C) any partial or complete liquidation of the Company or any subsidiary or (D) a change in accounting or other relevant rules or regulations; provided, however, that (x) no adjustment hereunder shall be authorized or made if and to the extent that the Committee determines that such authorization or the making of such adjustment would cause the Bonus Awards for any Covered Executive that are intended to qualify as “qualified performance-based compensation” under the Section 162(m) Rules to fail to so qualify, and (y) any adjustment pursuant to clause (D) shall be subject to the timing requirements of the last sentence of the definition of Performance Goal.

(e) Additional Rules Applicable to Covered Executives.

(i) Section 162(m) Rules. Performance Objectives for any Covered Executive shall be objective and shall otherwise meet the requirements of the Section 162(m) Rules. If any provision of this Bonus Program would cause a Performance Bonus Award not to constitute “qualified performance-based compensation” under Section 162(m) with respect to a Covered Executive, that provision shall be severed from, and shall be deemed not to be a part of, the Bonus Program, in respect of such Covered Executive but the other provisions hereof shall remain in full force and effect. In the event that changes are made to the Section 162(m) Rules to permit greater flexibility under a Bonus Program as applied to Covered Executives, the Committee may make any adjustments it deems appropriate.

(ii) Certification. Following the completion of each Performance Period, the Committee shall certify in writing, in accordance with the requirements of the Section 162(m) Rules, whether the Performance Objective and other material terms for paying amounts in respect of each Bonus Award for any Covered Executive related to that Performance Period have been achieved or met. Bonus Awards for a Covered Executive shall not be settled until the Committee has made the certification required hereby.

(iii) Maximum Amount Payable per Covered Executive. A Covered Executive shall not be granted Bonus Awards for all of the Performance Periods commencing in a calendar year that permit the Covered Executive in the aggregate to earn a payment in excess of 200% of the Covered Executive’s base salary in effect at the end of such calendar year.

(iv) Reduction in Bonus Award for Covered Executives. Notwithstanding the determination of the amount of a Covered Executive’s Bonus Award payable with respect to any Bonus Program, the Committee shall have the discretion to reduce or eliminate the Bonus Award otherwise payable to a Covered Executive if it determines that such a reduction or elimination of the bonus is in the best interests of the Company.

(f) Termination of Employment. In the event a Designated Employee terminates employment for any reason during a Performance Period or prior to the Bonus Award payment, he or she (or his or her Beneficiary, in the case of death) shall not be entitled to receive any Bonus Award for such Performance Period unless the Committee, in its sole and absolute discretion, elects to pay all or any part of a Bonus Award to such Designated Employee (or his or her Beneficiary, if applicable).

6.	Miscellaneous Provisions

(a) No Right Prior to Making of Bonus Award. No Designated Employee shall have any claim or right to be granted or be paid a Bonus Award under the Bonus Program until such Bonus Award is actually determined by the Committee and any conditions applicable to payment of such Bonus Award are satisfied.

(b) Unsecured Creditor Status. No Designated Employee or any other party claiming an interest in amounts earned under the Bonus Program shall have any interest whatsoever in any specific asset of the Company. To the extent that any person or entity acquires a right to receive payments under the Bonus Program, such rights shall be that of an unsecured general creditor of the Company.

(c) Non-Assignment of Awards. With the exception of payments made following the death of a Designated Employee, the rights and benefits of a Designated Employee hereunder are personal to the Designated Employee and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

(d) Other Company Plans. Nothing contained in this Bonus Program shall limit the ability of the Company to make payments or awards to Designated Employees under any other plan, agreement or arrangement in effect at time the Bonus Program is established or upon a subsequent date. Bonus Awards under this Bonus Program shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

(e) No Employment Right. Neither the existence of this Plan, nor any action taken hereunder, shall be construed as giving any Designated Employee any right to be retained in the employ of the Company or in any way interfere with or limit the right of the Company to terminate any Designated Employee’s employment at any time.

(f) Withholding. The Company shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the grant of any Bonus Award or lapse of restrictions under any Bonus Award as it may deem necessary or appropriate, in its sole discretion. The Company shall have the right to deduct from a Bonus Award or from any other amounts due the Designated Employee from the Company, any other amounts required or permitted to be withheld by law.

(g) Committee Discretion and Authority. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Bonus Program shall be determined in the sole discretion of the Committee pursuant to the Plan.

(h) Beneficiary. The Beneficiary of a Designated Employee shall be the Designated Employee’s estate, which shall be entitled to receive the Bonus Award, if any, payable under the Plan upon his or her death. A Designated Employee may file with the Company a written designation of one or more persons as a Beneficiary in lieu of his or her estate, who shall be entitled to receive the Bonus Award, if any, payable under the Plan upon his or her death, subject to the enforceability of the designation under applicable law at that time. A Designated Employee may from time-to-time revoke or change his or her Beneficiary designation, with or without the consent of any prior Beneficiary as required by applicable law, by filing a new designation with the Company. Subject to the foregoing, the last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Designated Employee’s death, and in no event shall it be effective as of a date prior to such receipt. If the Committee is in doubt as to the right of any person to receive such Bonus Award, the Company may retain such Bonus Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Bonus Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.

7.	Amendment and Termination

The Committee may amend, suspend, modify or terminate this Plan or a Bonus Program at any time.

8.	Effective Date

The effective date of the Plan is May 27, 2014